Exhibit 21.1

Legal Name	Jurisdiction
First Leads, LLC	Delaware
Motto Franchising, LLC	Delaware
Motto Marketing Fund, LLC	Delaware
RE/MAX, LLC	Delaware
RE/MAX Caribbean Islands, LLC	Delaware
RE/MAX Foreign Holdings, LLC	Delaware
RE/MAX Integrated Regions, LLC	Delaware
RE/MAX Marketing Fund, LLC	Delaware
RE/MAX Ontario-Atlantic Canada, Inc.	British Columbia, Canada
RE/MAX of Western Canada (1998), LLC	Delaware
RE/MAX Promotions, Inc.	British Columbia, Canada
RMCO, LLC	Delaware
Seventy3, LLC	Delaware
Statewide RES, Inc.	Texas
Syracuse Development Company, LLC	Delaware
Syracuse Web Services, LLC	Delaware
The Gadberry Group, LLC	Delaware
Wemlo, LLC	Delaware